Exhibit 10.44

Quintiles Transnational Corp Post Office Box 13979 Research Triangle Park NC 27709-3979 919 998 2000 Fax 919 998 2088 http://www.quintiles.com

September 19, 2006

John D. Ratliff

4741 Sharpstone Lane

Raleigh, NC 27615

Dear John:

Congratulations! I am delighted to offer you the position of Executive Vice President and Chief Operating Officer reporting directly to Dennis Gillings, Chairman and CEO. We are confident that your considerable talents will continue to make a strong contribution to our success.

In this position, you will be paid semi-monthly at a rate of $20.833.33 per month, a new annual rate of $500,000. This position is eligible for participation in the Quintiles Performance Incentive Plan. Cash awards under this plan are based upon a combination of company achievement of financial goals and individual performance. You are eligible to participate at a target level of 85 % of your annual salary. As you know this bonus is earned and awarded at the end of the first quarter of the following year. You will also be eligible to receive a one-time grant of 200.000 additional options for shares of Quintiles Transnational Corporation stock with an exercise price of the current fair market value.

Your effective date in this new role will be October 1, 2006.

We look forward to receiving confirmation of your acceptance. Please sign one copy of this letter and return it to me, no later than Friday, October 20, 2006.

When a Quintiles team member advances professionally, it is a tribute to their hard work and dedication. I wish you the best as we continue to move our company forward.

Best regards,

/s/ Michael Mortimer
Michael Mortimer
EVP Global Human Resources

/s/ John D. Ratliff	10/20/06
Employee Signature	Date